Share Transfer Agreement

between

TAKECAREOFIT LIMITED

and

TRIBEWORKS INC.

in respect of

TAKECAREOFIT HOLDINGS LIMITED

(GRECH VELLA TORTELL & HYZLER LOGO)

An Agreement entered into this nineteenth (19th) day of January of the year two thousand and six (2006).
BETWEEN
Of the first part TakecareofIT Limited, a company incorporated under the laws of Gibraltar registered with number 94496 and having its registered office at 12/13, Block 5, Watergardens, Gibraltar, duly represented hereon by Doctor of Laws Michael Grech, as duly authorised in virtue of the annexed power of attorney, marked Document ‘A’ (hereinafter referred to as the Vendor).
AND
Of the second part Tribeworks Inc., a company incorporated under the laws of the state of Delaware, United States of America, with company registration number 3142589 and with a registered address situate at 243 Front Street, San Francisco, California 94111, USA, duly represented herein by Byran Somervell Patrick Marra in accordance with the annexed resolution of the said company’s Board of Directors dated sixteenth (16th) January two thousand and six (2006), marked Document ‘B’, (hereinafter referred to as the Purchaser);
WHEREAS

A)	The Vendor holds the entire shareholding (save for one ordinary share) of TakecareofIT Holdings Limited, a company incorporated under the laws of Malta with partnership number C. 34540 and with a registered address situate at 192, Old Bakery Street, Valletta, Malta, (hereinafter referred to as the Company).

B)	The Company has at the date hereof an authorised and issued share capital of ten thousand Euros (Euro 10,000) divided into ten thousand (10,000) ordinary shares of one Euro (Euro 1) each, fully paid up which are subscribed to and allotted as follows.

TakecareofIT Limited	9,999 Ordinary Shares (hereinafter the “TakecareofIT Shares”)

Peter Jacobson (held in trust for the beneficial owner)	1 Ordinary Share (hereinafter the “PJ Share”)

(the said 9,999 TakecareofIT Limited Ordinary Shares are hereinafter referred to as “the Transfer Shares”)

C)	The Vendor is desirous of transferring its entire shareholding in the Company to the Purchaser which is desirous of acquiring the Transfer Shares.

D)	The parties are desirous of regulating their relationship subject to the terms and conditions of this agreement.
NOW THEREFORE IT IS HEREBY AGREED BY AND BETWEEN THE PARTIES AS FOLLOWS:

1.1	TRANSFER OF THE SHARES TO THE PURCHASER

The Vendor hereby sells and transfers to the Purchaser which accepts purchases and acquires nine thousand nine hundred and ninety nine (9,999) ordinary shares of one Euro (Euro 1) each nominal value fully paid up, in the Company.

1.2	The sale and transfer of the TakecareofIT Shares is being made and accepted for the mutually agreed price of twenty nine thousand nine hundred and ninety seven Euros (Euro 29,997), that is to say for the price of three Euros (Euro 3) per share, which price is being paid hereon by Purchaser to the Vendor which tenders due receipt in terms of law.

2.	OTHER CONDITIONS

2.1	The Shares are being transferred free and unencumbered and subject to the Memorandum and Articles of Association of the Company and by their transfer entitle the Purchaser to all subsidiary companies owned by the Company.

2.2	The Purchaser shall hold the Shares under and subject to the same terms and conditions as they were held by the Vendor and all dividends and other rights arising therefrom shall from the date hereof vest in their entirety in the Purchaser.

2.3	The Parties agree and declare that there are no agency or similar fees payable in respect of this Agreement.

2.4	Duty on Documents in respect of the transfer and sale of the Shares shall be borne by the Purchaser whilst Capital Gains if at all shall be at the charge of the Vendor.

3.	WARRANTIES

The Vendor warrants in favour of the Purchaser which accepts that as of the date of this Agreement:

3.1	General Matters

3.1.1	That the execution of this agreement is permitted by the Memorandum and Articles of Association of the Vendor and this agreement has been duly authorized, executed and delivered on behalf of the Vendor and constitutes the legal, valid and binding obligation on the Vendor and is enforceable in accordance with the terms hereof; and

3.1.2	That no approval of any third party is required for the Vendor’s execution, delivery and performance of this agreement that has not been obtained prior to the execution hereof.

3.2	Corporate Matters

3.2.1	That the Shares transferred by the Vendor (save for one ordinary share) represent one hundred per cent (100%) of the issued and allotted share capital of the Company.

3.2.2	That the shares transferred by the Vendor are free and clear of all pledges, encumbrances, charges, restrictions, or known claims of any kind, nature, or description and that on conclusion of this transaction the said Shares shall be beneficially held by the Purchaser.

3.2.3	That there are no agreements or arrangement in force which grant to any person the right to call for the issue, allotment or transfer of any of the share capital of the Company.

3.2.4	That the statutory books of the Company have been properly kept, are up to date and contain an accurate and complete record of the matters they record.

3.2.5	That all returns, resolutions and documents required by law to be filed with the Malta Financial Services Authority in respect of the Company have been duly filed.

3.2.6	That the Company has no claims of whatsoever nature against any third party.

3.2.7	That all licences, permits and approvals required by the Company for its operation in terms of Maltese law are up to date and in proper order.

3.3	Accounting and Taxation

3.3.1	That the Audited Balance Sheet and Profit and Loss Account of the Company for the financial period ending thirty-first (31st) December 2005 (hereinafter referred to as “the Audited Accounts” which are being attached to this agreement and marked document ‘C’), (the said date hereinafter referred to as “the Accounts Dates”) are true and accurate in all respects and correctly set out the Company’s assets and liabilities and its financial status.

3.3.2	That as of the Accounts Dates the Audited Accounts make full provision or reserve for all taxation which is liable to be or could be assessed on the Company, or for which it may be accountable in respect of the period ended as at that date. The Company is under no liability to pay any tax, penalty or interest in connection with any claim for tax. Should the Company have any contingent liability in respect of tax in dispute up to the date of this share transfer, such is to be borne by the Vendor.

3.3.3	That all returns, computations and payments which should be, or should have been made by the Company for any taxation purposes have been made within the required period and are up to date, correct and on a proper basis and none of them is the subject of any dispute with the Inland Revenue Department or other taxation authorities.

3.3.4	That the Company has deducted, accounted for and paid all amounts which it has been obliged to deduct and pay in respect of taxation and, in particular has properly operated the FSS system, by deducting tax as required by law, from all payments made, or treated as made, to its employees, dependents or former employees, and accounted to the Inland Revenue for all tax so deducted and for all tax chargeable on benefits provided for its employees, dependents or former employees.

3.3.5	That the Company has deducted, accounted for and paid to the Inland Revenue Department, all amounts which it has been obliged to deduct in respect of national insurance contributions of its employees and dependents.

3.3.6	That the Company has duly complied in all respects with the Value Added Tax and has made correct and up-to-date records, invoices and other documents appropriate for such legislation. The Company is not in arrears with any payments or returns thereunder or liable to any payment or penalty.

3.3.7	That the Company has good and indefeasible title to all of its properties, inventory, interests in properties, and assets, both real and personal, which are reflected in the Audited Balance Sheet or acquired after that date

(except properties, interest in properties, and assets sold or otherwise disposed of since such date in the ordinary course of business), free and clear of all, pledges, charges, or encumbrances.

3.3.8	That the Company owns, free and clear of any claims, encumbrances, royalty interests, or other restrictions or limitations of any nature whatsoever, any and all products they are currently manufacturing, including the underlying technology and data, and all procedures, techniques, marketing plans, business plans, methods of management, or other information utilized in connection with its business and that no third party has any right to, and the Company has not received any notice of infringement of or conflict with asserted rights of others with respect to any product, technology, data, trade secrets, know-how, proprietary techniques, trademarks, service marks, trade names or copyrights which, if the subject of an unfavorable decision, ruling or finding, would have a materially adverse affect on the business, operations, financial condition, income or business prospects of the Company or any material portion of their properties, assets, or rights.

3.4	Liabilities

That save for what is disclosed in the Audited Accounts, the Company has no existing or contingent liabilities nor entered into any capital or extraordinary commercial commitments of any kind.

3.5	Litigation

That there are no claims, actions or proceedings of any kind pending or threatened against the Company or any of its directors.

3.6	Employees

3.6.1	That all wages, salaries, fees, or other remuneration to any employee of the Company that shall have already fallen due have been paid up to date.

3.6.2	That the Company is not bound by or subject to any oral or written (i) contract for the employment of any officer or employee; (ii) profit sharing, bonus, deferred compensation, stock option, severance pay, pension benefit or retirement plan, agreement or arrangement; (iii) collective bargaining agreement; or (iv) agreement with any present or former officer or director of the Company.

3.63	That there is no pending or, to the Company’s knowledge, threatened labour dispute neither involving the Company and any group of its employees nor has the Company experienced any significant labour interruptions since its incorporation.

3.6.4	That the Company is not bound by or subject to any arrangement with any labour union and that no employees of the Company are represented by any labour union or covered by any collective bargaining agreement nor, to the Company’s knowledge, is any campaign to establish such representation in progress. The Company has no knowledge of any significant issues or problems in connection with the relationship with its employees.

3.7	Material Transactions with Affiliates

3.7.1	That save for that set forth in the annexed schedule, marked Document ‘D’, there are no other material contracts, agreements, or arrangements between the Company and any predecessor and any person who was at the time of such contract, agreement, or arrangement an officer, director, or person owning of record, or known by the Company to own beneficially, five percent (5%) or more of the issued and allotted share capital of the Company and which is to be performed in whole or in part after the date hereof. In all of such transactions, the amount paid or received, whether in cash, in services, or in kind, is, had been during the full term thereof, and is required to be during the unexpired portion of the term thereof, no less favourable to the Company than terms available from otherwise unrelated parties in arm’s length transactions.

3.7.2	That save for that set forth in the annexed schedule, marked Document ‘D’, or otherwise disclosed herein, no officer, director, or five percent (5%) shareholder of the Company has had any interest, direct or indirect, in any material transaction with the Company and there are no commitments by the Company, whether written or oral, to lend any funds to, borrow any money from, or enter into any other material transaction with, any such affiliated person.

3.8	General

3.8.1	That since the Accounts Dates the Company has carried on business in a normal way and has not entered into any long term abnormal contracts or undertakings but only contracts and undertakings as are usual and necessary in the ordinary course of its business.

3.8.2	That the directors of the Company, though being appointees of the Vendor, are remaining in office following the signing of this Agreement.

3.8.3	That the Vendor declares that it entertains no claims of whatsoever nature against the Company.

4.	INDEMNITY

The Vendor undertakes to indemnify the Purchaser which accepts in the event of any or all of the warranties referred to in clause three (3) hereof resulting to be fully or in part unfounded. PROVIDED that liability of the Vendor under such warranties shall be limited by time so that no claims shall be effective unless notice in writing is given to the Vendor by the Purchaser within five (5) years from today with full details of the claim accompanying such notice.

For the purposes of better clarity, it is agreed that the Vendor shall remain fully liable and shall hold harmless and indemnify the Purchaser and the Company, (as the case may be) in respect of any obligations or liabilities of the Company that may arise at any time following the transfer of the Shares to the Purchaser, which relate to any period prior to the date of this agreement.

5.	OBLIGATION OF THE PURCHASER

5.1	The Purchaser warrants that this agreement is entered into and has been duly executed and delivered on behalf of the Purchaser and constitutes a legal, valid and binding obligation of the Purchaser enforceable in accordance with the terms hereof, and

5.2	That no approval of any third party is required for the Purchaser’s execution, delivery and performance of this agreement that has not been obtained prior to the execution and delivery hereof, and

5.3	That Byran Somervell Patrick Marra has, with the unanimous consent of all the existing directors of the Purchaser, been appointed a director of the Purchaser, as evidenced by the attached resolution, marked Document ’E’, and

5.4	That the Purchaser has procured adequate insurance coverage with reputable insurers for the directors and officers of the Purchaser.

6.	CONFIDENTIALITY

Each party hereto agrees with the other party that, unless and until the transaction contemplated by this agreement has been concluded, it and its representatives will hold in strict confidence all data and information obtained with respect to another party or any subsidiary thereof from any representative, officer, director, or employee, or from any books or records or from personal inspection, or such other party, and shall not use such data or information or disclose the same to others, except (i) to the extent such data or information is published, is a matter of public knowledge, or is required by law to be published; and (ii) to the extent that such data or information must be used or disclosed in order to consummate the transactions contemplated by this agreement.
7.      ENTIRE AGREEMENT

The present agreement, which supersedes any previous agreements whether in writing or verbally, embodies the entire agreement between the parties hereto in relation to the subject matter hereof, and no amendments or modifications thereof shall be valid unless made in writing and signed by all the parties hereto.
8.      ARBITRATION

8.1	This Agreement and all disputes relating to the performance or interpretation of any term of this Agreement shall be construed under and governed by the laws of Malta as applicable to contracts to be performed entirely within that jurisdiction.

8.2	The Parties hereto shall make every effort to settle amicably any dispute or difference which may arise between them out of or in connection with this Agreement. If no such settlement is reached within two (2) months from the date on which the difference or dispute shall have arisen, or earlier if either party so demands in writing, the difference or dispute shall be settled by an arbitration board in accordance with the UNCITRAL Arbitration Rules as at present in force.

(i)	The appointing authority shall be the Malta Arbitration Centre;

(ii)	The number of arbitrators shall be three, whereby each Party shall appoint one (1) arbitrator and the two (2) arbitrators thus appointed shall appoint the third arbitrator;

(iii)	The place of arbitration shall be Malta;

(iv)	The language to be used in the arbitral proceedings shall be English.

In reaching a decision, the arbitration board shall be bound by the terms and provisions of this Agreement.

The decision and award of the arbitration board shall be final and binding on the Parties and shall be enforceable in any jurisdiction in accordance with the United Nations Convention on the Recognition and Enforcement of Foreign Arbitral Awards. The Parties hereby undertake to abide by the arbitration award.

8.3	The expenses of arbitration, including the compensation to the arbitrator or arbitrators, as the case may be, shall be borne by the Party at fault in accordance with the award, except that each Party shall bear the compensation and expenses of its own counsel, witnesses and employees.

8.4	Except as otherwise herein provided, the procedure before the arbitrator or arbitrators, as the case may be, will not affect the performance of this Agreement, and each Party hereto will continue to honour its contractual obligations.

9.	NOTICES

9.1	All notices and other communications required under this Agreement shall be in writing and shall be deemed to have been duly served:

—	when delivered, if hand delivered by messenger during normal business hours of the recipient;

—	when sent, if transmitted by facsimile transmission (receipt confirmed) during normal business hours of the recipient;

—	or on the second working day following posting, if posted by registered post postage pre-paid,

in each case addressed as follows:

— to the Vendor at:	GVTH Advocates 192, Old Bakery Street Valletta Attn: Dr. Michael Grech Facsimile: (356) 2122 8888
— to the Purchaser at:	Tribeworks, Inc. C/- 111 Via Quito Newport Beach, CA 92663 Attn: Peter B. Jacobson, CEO Facsimile: (949) 723-0970

or to such other addresses as the Parties may notify in writing from time to time.
IN WITNESS WHEREOF, the parties have executed this instrument on the date first written above.

/s/ Michael Grech

DR. MICHAEL GRECH
for and on behalf of
TAKECAREOFIT LIMITED

/s/ Byran Somervell Patrick Marra

BYRAN SOMERVELL PATRICK MARRA
for and on behalf of
TRIBEWORKS INC.

(GRECH VELLA TORTELL & HYZLER LOGO)
10th January 2006.
The Directors,
Tribeworks Inc.,
243 Front Street,
San Francisco, CA 94111,
U.S.A.
Dear Sirs,

Re:	SHAREHOLDING IN TAKECAREOFIT HOLDINGS LIMITED C 34540 (the “COMPANY”)
I confirm that the one (1) Ordinary share with a nominal value of one Euro (Euro 1) in the Company currently held by Mr. Peter Jacobson of 511, 36th Street, Newport Beach, California 92063, United States of America, Passport Number 075520466 is held by him in order for the Company to be compliant with the provisions of Article 68 of the Maltese Companies Act (Cap 386 of the Laws of Malta) which provides that the equity of a limited liability company must be subscribed to by at least two persons.

Kind regards.

Yours faithfully,

/s/ Michael Grech

Michael Grech
192, Old Bakery Street, Valletta VLT 08, Malta.
Tel: (+356) 2122 8888, Fax: (+356) 2122 8808, E-mail: info@gvthlaw.com, Website: www.gvthlaw.com

[ILLEGIBLE]

An Agreement entered into this nineteenth (19th) day of January two thousand and six (2006).
BETWEEN
Of the first part TakecareofIT Limited, a company incorporated under the laws of Gibraltar registered with number 94496 and having its registered office at 12/13, Block 5, Watergardens, Gibraltar, duly represented hereon by Doctor of Laws Michael Grech, as duly authorised in virtue of the annexed power of attorney, marked Document ‘A’ (hereinafter referred to as the Vendor).
AND
Of the second part Tribeworks Inc., a company incorporated under the laws of the state of Delaware, United States of America, with company registration number 3142589 and with a registered address situate at 243 Front Street, San Francisco, California 94111, USA, duly represented hereon by Byran Somervell Marra in accordance with the annexed resolution of the said company’s Board of Directors dated sixteenth (16th) January two thousand and six (2006), marked Document ‘B’, (hereinafter referred to as the Purchaser);
In virtue of which the VENDOR sells and transfers to the PURCHASER which accepts, purchases and acquires nine thousand nine hundred and ninety-nine (9,999) Ordinary Shares of one Euro (Euro 1) each fully paid up (hereinafter referred to as the SHARES) in Takecareofit Holdings Limited, a company incorporated under the laws of Malta C. 34540 (hereinafter referred to as the COMPANY) under the following terms and conditions:

1.	For the agreed price of twenty nine thousand nine hundred and ninety-seven Euro (Euro 29,997) payable hereon by the PURCHASER to the VENDOR which tenders due receipt.

2.	The SHARES are being transferred with all their rights and subject to the Memorandum and Articles of Association of the COMPANY.

3.	It is agreed that the PURCHASER will hold the SHARES under the same terms and conditions as they were held by the VENDOR and all dividends and other rights arising therefrom shall vest in their entirety in the PURCHASER.

4.	The SHARES are being transferred with all their rights and subject to the memorandum and Articles of Association of the COMPANY.

/s/ DR. MICHAEL GRECH	/s/ BYRAN SOMERVELL

DR. MICHAEL GRECH	BYRAN SOMERVELL MARRA

for and on behalf of TAKECAREOFIT LIMITED	for and on behalf of TRIBEWORKS INC.

(MFSA LOGO)

Registry of Companies
MFSA
Notabile Road
Attard BKR 14, MALTA.

Unit Tel: (+356) 2144 1155
Unit Fax: (+356) 2144 1195
E-mail: registry@mfsa.com.mt
Website: www.mfsa.com.mt
Our Ref: C 34540
17th January 2006
TO WHOM IT MAY CONCERN
This is to certify that TAKECAREOFIT HOLDINGS LIMITED of 192, Old Bakery Street, Valletta, Malta was registered under the Laws of Malta on the 7th September 2004 and is still so registered.
According to our records the present shareholders of the company are:

Name	Number of Shares
TAKECAREOFIT LIMITED	9,999 Ordinary Shares of EUR 1 each
Peter Jacobsen	1 Ordinary Share of Eur 1
The present directors of the company are:
Bryan Somervell Patrick Marra
Michael Todd Murphy
Anthony Tonna
The present secretary of the company is:
Peter Jacobson
This information is provided on the basis of the documents registered in respect of the company.

/s/ Susan Deguara

Susan Deguara
f/Registrar of Companies

Exhibit “A”

(SEAL)	JAMES JOHN NEISH GIBRALTAR NOTARY PUBLIC
THIS POWER OF ATTORNEY is made on 12th January two thousand and six (2006) by TAKECAREOFIT LIMITED a company incorporated under the laws of Gibraltar registered with number 94496 and having its registered office at 12/13, Block 5, Watergardens, Gibraltar (the “Principal”).
1.	APPOINTMENT AND POWERS

The Principal hereby appoints Doctor of Laws Michael Grech of 192, Old Bakery Street, Valletta, Malta as its attorney (the “Attorney”) and in the Principal’s name or otherwise and on its behalf:
(a)	to consider, settle, approve, sign, execute, deliver and/or issue any agreements, documents, certificates and instruments (in each case, whether as a deed or not) (the “Documents”) which the Attorney in his absolute discretion considers desirable to procure the sale by TakecareofIT Limited of its entire shareholding in Takecareofit Holdings Limited, a company incorporated under the laws of Malta registered with number C. 34540 (the “Company”) and subject to such amendments or variations as the Attorney may agree; and

(b)	to take any steps or do any thing which the Attorney in his absolute discretion considers desirable in connection with the implementation of the transaction or the implementation and/or execution of the Documents.
2.	RATIFICATION

The Principal undertakes to ratify and confirm whatever the Attorney does or purports to do in good faith in the exercise of any power conferred by this power of attorney.

3.	VALIDITY

The Principal declares that a person who deals with the Attorney in good faith may accept a written statement signed by that Attorney to the effect that this power of attorney has not been revoked as conclusive evidence of that fact.

4.	INDEMNITY

The Principal undertakes to indemnify the Attorney fully against all claims, losses, costs, expenses, damages or liability which he sustains or incurs as a result of any action taken in good faith pursuant to this power of attorney (including any cost incurred in enforcing this indemnity).

5.	JURISDICTION

This power of attorney (and any dispute, controversy, proceedings or claim of whatever nature arising out of or in any way relating to this power of attorney or its formation or any act performed or claimed to be performed under it) shall be governed by and construed in accordance with Maltese law.

JAMES JOHN NEISH GIBRALTAR NOTARY PUBLIC
This document has been executed as a deed and is delivered and takes effect on the date stated at the beginning of it, and will cease to be valid one month from this date.

Executed as a deed by

TAKECAREOFIT LIMITED	Director
noting by a director
and a director/secretary

Director/Secretary

(SEAL)

JAMES JOHN NEISH GIBRALTAR NOTARY PUBLIC PROTOCOL —11514—
TO ALL TO WHOM THESE PRESENTS SHALL COME

I, JAMES JOHN NEISH of Burns House, 19 Town Range, Gibraltar, Notary Public, duly authorised, admitted and sworn and practising within Gibraltar, DO HEREBY CERTIFY that I was present at Burns House, 19 Town Range, Gibraltar in this city on the 12th day of January Two thousand and six and did see the Common Seal of TakecareofIT LIMITED the Company named in the Power of Attorney hereunto annexed duly affixed to the said Power of Attorney and that the signatures of Mark Olivero and Michael Fabre for O & D Nominees Limited, Director and O & D Secretaries Limited, Secretary respectively, are in the respective and proper handwriting of “MARK OLIVERO” and “MICHAEL FABRE” whose signatures are known to me.
IN FAITH AND TESTIMONY
whereof I the said Notary have hereunto subscribed my name and affixed my Seal of Office at Burns House, 19 Town Range, Gibraltar this 12th day of January, Two thousand and six.

(SEAL)

Exhibit “B”
UNANIMOUS CONSENT
OF
THE BOARD OF DIRECTORS
OF
TRIBEWORKS, INC.
Effective as of January 16, 2006
     The undersigned, being all of the members of the board of directors (the “Board”) of Tribeworks, Inc., a Delaware corporation (the “Company”), acting pursuant to Section 141(f) of the Delaware General Corporation Law, as amended (the “DGCL”), hereby consent to and adopt the following resolutions, with such resolutions to have the same force and effect as if the resolutions had been adopted at a meeting duly noticed and called, at which a quorum of the board of directors was present and voting, and otherwise duly held for the purpose of acting upon proposals to adopt such resolutions:
     WHEREAS, the Board of the Company deems and declares it desirable for, and in the best interests of, the Company to purchase Nine Thousand Nine Hundred Ninety-Nine (9,999) of the Ten Thousand (10,000) issued and outstanding shares of stock of TAKECAREOFIT, (HOLDINGS) LTD., a Malta corporation d/b/a ATLAS TECHNOLOGY GROUP (“Atlas”) in accordance with the proposed terms and conditions of that certain Purchase Agreement dated January 16, 2006 by and between the Company and Atlas (the “Purchase”);
     NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors hereby approves the Purchase and approves and adopts in all respects the form, terms and conditions of, and the transactions contemplated by, that certain Purchase Agreement proposed to be entered into by and between the Company and Atlas, in the form presented to and reviewed by the Board of Directors (the “Agreement”);
     RESOLVED FURTHER, that B.S.P. Marra, Chief Financial Officer of the Company be and hereby is authorized, empowered and directed, by and on behalf of the Company, to execute, deliver and perform the Agreement in substantially the form thereof delivered to the Board of Directors, with such changes thereto Mr. Marra shall approve (his execution thereof to be conclusive evidence of such approval);
     RESOLVED FURTHER, that the officers of the Company be and hereby are authorized, empowered and directed to do all other things and acts, to execute and deliver all other instruments, documents and certificates and to pay all costs, fees and taxes as may be, in their sole judgment, necessary, proper or advisable in order to carry out and comply with the purposes and intent of the foregoing resolutions; and that all of the acts and deeds of the officers of the Company which are consistent with the purposes and intent of such resolutions be and hereby are, in all respects, approved, confirmed and adopted as the acts and deeds of the Company.
FURTHER ACTS
     RESOLVED, that the officers of the Company, and each of them, be and they hereby are authorized, empowered and directed to take or cause to be taken all such further action and to sign, execute, acknowledge, certify, deliver, accept, record and file all such further instructions in the name and on behalf of the Company as they may deem necessary, desirable or advisable in order to carry out the intent of and to accomplish the purposes of the foregoing resolutions.

1

     This document may be executed in counterparts, each of which shall be an original, but all of which, taken together, shall constitute one and the same instrument.
[REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

2

     IN WITNESS WHEREOF, the undersigned, being all of the members of the Board of Directors of Tribeworks, Inc. have executed this unanimous written consent as of the date first set forth hereinabove.

/s/ Peter B. Jacobson
PETER B. JACOBSON, Director

/s/ Gordon Blankstein
W. GORDON BLANKSTEIN, Director

/s/ Robert Altinger
ROBERT ALTINGER, Director

/s/ Robert C. Gardner
ROBERT C. GARDNER, Director

3

Exhibit “C”
TAKECAREOFIT HOLDINGS LIMITED
CONSOLIDATED FINANCIAL STATEMENTS
2005

TAKECAREOFIT HOLDINGS LIMITED
CONSOLIDATED FINANCIAL STATEMENTS
2005

TAKECAREOFIT HOLDINGS LIMITED
REPORT OF THE DIRECTORS
FOR THE PERIOD 7 SEPTEMBER 2004 TO 31 DECEMBER 2005

Board of Directors:	Mr. Byran Somervell Patrick Marra (appointed on 3 October 2005)
Mr. Michael Todd Murphy (appointed on 11 August 2005)
Mr. Anthony Tonna (appointed on 22 September 2005)
Mr. Robert Edwin Altinger (resigned on 20 April 2005)
Mr. David Hayes (appointed on 20 April 2005 and resigned on 30 August 2005)
Mr. Peter Jacobson (appointed on 20 April 2005 and resigned on 28 June 2005)

Company Secretary:	Mr. Peter Jacobson

Registered Office:	192, Old Bakery Street,
Valletta.
Malta.
The Directors present herewith their annual report together with the audited financial statements of TAKECAREOFIT Holdings Limited and the Group for the period from 7 September 2004, this being the date of incorporation, to 31 December 2005.
Principal Activities
TAKECAREOFIT Holdings Limited is the holding company of a group set-up for providing I.T. outsourcing support services for custom software applications worldwide. Details of the companies in the Group are set out in Note 15 to the Accounts.
Review of Business
The group is in the process of setting-up the operating infrastructure in order to be able to commence trading in the coming year. The group is also involved in the internal development of I.T. Support software which is specifically designed for the purpose of its trading activities.
Post Balance Sheet Event
On 20 January 2006, the company’s shareholder, namely TAKECAREOFIT Limited, Gibraltar, sold its shareholding to Tribeworks, Inc., a company incorporated under the laws of the State of Delaware, United States of America.
Directors
The members who served on the Board of Directors from the date of incorporation up to the date of this report are listed above. In accordance with the company’s Articles of Association, the directors at date of this report are to remain in office.
Auditors
Messrs. Baker Tilly Sant have expressed their willingness to continue in office.
By Order of the Board

/s/ Bryan Somervell Patrick Marra Mr. Byran Somervell Patrick Marra Director	/s/ Anthony Tonna Mr. Anthony Tonna Director
20 January 2006

TAKECAREOFIT HOLDINGS LIMITED
STATEMENT OF DIRECTORS’ RESPONSIBILITIES
Directors’ Responsibilities
The Companies Act, 1995 requires the Directors to prepare financial statements for each financial period which give a true and fair view of the state of affairs of the Company as at the end of the financial period and of the profit or loss of the Company for that period.
In preparing the financial statements, the Directors are required to:
•	adopt the going concern basis unless it is inappropriate to presume that the Company will continue in business;

•	select suitable accounting policies and apply them consistently;

•	make judgements and estimates that are reasonable and prudent;

•	account for income and charges relating to the accounting period on the accruals basis;

•	value separately the components of asset and liability items;

•	report comparative figures corresponding to those of the preceding accounting period.
The Directors are responsible for keeping proper accounting records which disclose with reasonable accuracy at any time the financial position of the Company and to enable them to ensure that the financial statements have been properly prepared in accordance with the Companies Act, 1995.
The Directors are also responsible for safeguarding the assets of the Company and hence for taking reasonable steps for the prevention and detection of fraud and other irregularities.
The Directors, through oversight of management, are responsible to ensure that the Company establishes and maintains internal controls to provide reasonable assurance with regard to the reliability of the financial reporting, effectiveness and efficiency of operations and compliance with applicable laws and regulations.
Management is responsible, with oversight from the Directors, to establish a control environment and maintain policies and procedures to assist in achieving the objective of ensuring, as far as possible, the orderly and efficient conduct of the Company’s business. This responsibility includes establishing and maintaining controls pertaining to the Company’s objective of preparing financial statements as required by the Companies Act, and managing risks that may give rise to material misstatements in those financial statements. In determining which controls to implement to prevent and detect fraud, management considers the risks that the financial statements may be materially misstated as a result of fraud.
These financial statements, which have been compiled in US Dollars and have been prepared for information purposes only, are derived from the statutory financial statements, the presentation currency of which is Euro.
Signed on behalf the Board of Directors on 20 January 2006 by:

/s/ Bryan Somervell Patrick Marra	/s/ Anthony Tonna

Mr. Byran Somervell Patrick Marra Director	Mr. Anthony Tonna Director

Certified Public Accountants
Assurance, Accounting & Advisory Services
5, Rosa Marina Apts
216, Marina Seafront
Pieta MSD 08 — Malta
Tel: (356) 2123 1898, 2124 1729
Fax: (356) 2124 2144
Email: info@bakertillysant.com
www.bakertillysant.com
REPORT OF THE AUDITORS
TO THE MEMBERS OF
TAKECAREOFIT HOLDINGS LIMITED
We have audited the accounts set out on pages 4 to 15 which have been prepared under the historical cost convention and the accounting policies set out on pages 8 to 10.
As described on page 2, these accounts are the responsibility of the company’s directors. Our responsibility is to express an opinion on these accounts based on our audit. We are also required to form an opinion, and report where we are not satisfied, whether we have obtained all the information and explanations which to the best of our knowledge and belief were necessary for the purposes of our audit, and whether in our opinion, proper accounting records have been kept by the company so far as appears from our examination thereof, and whether the accounts are in agreement therewith.
We conducted our audit in accordance with the International Standards on Auditing. These standards require that we plan and perform the audit to obtain reasonable assurance whether the accounts are free of material misstatements. An audit includes the examination, on a test basis, evidence supporting the amounts and disclosures in the accounts. An audit also includes assessing the accounting principles used and any significant estimates made by the directors, as well as evaluating the overall financial statements presentation. We believe that our audit provides a reasonable basis for our opinion on the accounts.
In our opinion, the accounts give a true and fair view of the company’s state of affairs as at 31 December 2005 and of its results and cash flows for the period then ended, and have been properly prepared in accordance with the Companies Act, 1995.
Without qualifying our opinion, we wish to point out that the separate financial statements of the US and New Zealand subsidiaries referred to in Note 15 to the financial statements, have not been audited, but were reviewed by us. Furthermore, without qualifying our opinion, we draw attention to the note sub-titled “Supplementary Information and Reporting Currency” within the note for “Significant Accounting Policies”, which note refers to the fact that these financial statements have been prepared for supplementary information purposes only.

This copy of the audit report has been signed by
Donald Sant (Partner) for and on behalf of
Baker Tilly Sant
Certified Public Accountants	20 January 2006

Partners: Donald Sant Dip Bus. Mgr., F.I.A., C.P.A. Robert C. Vella F.I.A., C.P.A. VAT Reg. No. MT 12577403

TAKECAREOFIT HOLDINGS LIMITED
PROFIT AND LOSS ACCOUNT
FOR THE PERIOD 7 SEPTEMBER 2004 TO 31 DECEMBER 2005

		Group	Holding Co.
	Note	USD	USD
Revenue	2	—	—
Selling and Promotional Overheads		(104,039)	—
Administrative Overheads		(269,282)	(40,119)
Sundry Operating Expenses		(1,346)	(3,828)

Operating Loss before Financing Costs	3	(374,667)	(43,947)
Net Financing Costs	5	(23,715)	(23,715)

Loss Attributable to the Members of the Holding Company		(398,382)	(67,662)

TAKECAREOFIT HOLDINGS LIMITED
BALANCE SHEET
AT 31 DECEMBER 2005

		Group	Holding Co.
	Note	USD	USD
Assets
Intangible Assets	7	492,286	325,121
Tangible Assets	8	243,991	148,025
Financial Assets	9	—	70,611

Total Non-Current Assets		736,277	543,757

Non-Trade Receivables	10	22,596	—
Cash at Bank		93,272	396

Total Current Assets		115,868	396

Total Assets		852,145	544,153

Equity
Called Up Issued Share Capital	11	11,880	11,880
Profit and Loss Account		(398,382)	(67,662)
Exchange Translation Reserve		(946)	—

Total Equity		(387,448)	(55,782)

Liabilities
Interest Bearing Loan	12	1,073,744	584,311
Other Loan	13	11,758	11,758

Total Non-Current Liabilities		1,085,502	596,069

Trade and Other Payables	14	154,091	3,866

Total Current Liabilities		154,091	3,866

Total Liabilities		1,239,593	599,935

Total Equity and Liabilities		852,145	544,153

The financial statements on pages 4 to 14 were authorised for issue by the Board of Directors on 20 January 2006 and were signed on its behalf by:

/s/ Bryan Somervell Patrick Marra Mr. Byran Somervell Patrick Marra Director	/s/ Anthony Tonna Mr. Anthony Tonna Director

TAKECAREOFIT HOLDINGS LIMITED
STATEMENT OF CHANGES IN EQUITY
FOR THE PERIOD 7 SEPTEMBER 2004 TO 31 DECEMBER 2005
Group

		Called Up	Profit	Exchange
		Issued Share	and Loss	Translation
	Total	Capital	Account	Reserve
	USD	USD	USD	USD
Issuance of Share Capital	11,880	11,880	—	—
Loss for the Period	(398,382)	—	(398,382)	—
Movement for the Period	(946)	—	—	(946)

At 31 December 2005	(387,448)	11,880	(398,382)	(946)

Holding Company

		Called Up	Profit	Exchange
		Issued Share	and Loss	Translation
	Total	Capital	Account	Reserve
	USD	USD	USD	USD
Issuance of Share Capital	11,880	11,880	—	—
Loss for the Period	(67,662)	—	(67,662)	—

At 31 December 2005	(55,782)	11,880	(67,662)	—

TAKECAREOFIT HOLDINGS LIMITED
CASH FLOW STATEMENT
FOR THE PERIOD 7 SEPTEMBER 2004 TO 31 DECEMBER 2005

	Group	Holding Co.
	USD	USD
Cash Flows from Operating Activities
Net Loss for the Period	(398,382)	(67,662)
Adjustment for:
Exchange Translation Provision	(946)	—
Interest Income	(62)	(62)
Interest Expense	23,777	23,777

Operating Loss before Working Capital Changes	(375,613)	(43,947)
Movement in Receivables	(22,596)	—
Movement in Payables	154,091	3,866

Cash Lost from Operations	(244,118)	(40,081)
Interest Paid	(23,777)	(23,777)

Net Cash used in Operating Activities	(267,895)	(63,858)

Cash Flows used in Investing Activities
Payments for Intangible Assets	(492,286)	(325,121)
Payments for Tangible Assets	(243,991)	(148,025)
Payments for Financial Assets	—	(11,910)
Movements on Subsidiary Companies Loan Accounts	—	(58,701)
Interest Received	62	62

Net Cash used in Investing Activities	(736,215)	(543,695)

Cash Flows from Financing Activities
Issuance of Share Capital	11,880	11,880
Movement on Third Party/Company Accounts	1,085,502	596,069

Net Cash from Financing Activities	1,097,382	607,949

Net Movement in Cash and Cash Equivalents	93,272	396

TAKECAREOFIT HOLDINGS LIMITED
NOTES TO THE ACCOUNTS
FOR THE PERIOD 7 SEPTEMBER 2004 TO 31 DECEMBER 2005
1.	Significant Accounting Policies

TAKECAREOFIT Holdings Limited is a limited liability company domiciled and incorporated in Malta.

Supplementary Information and Reporting Currency

The holding company’s functional currency is Maltese Liri (MTL), however, the statutory financial statements have been presented in terms of Euros (the presentation currency), as required by Art. 187 of the Companies Act, 1995, which stipulates that a company must draw up its annual accounts in the same currency as that of its share capital.

These financial statements have been compiled in US Dollars as supplementary information only. The exchange rate applied for this purpose was EUR/USD: 1.188.

Statement of Compliance

These financial statements have been prepared and presented in accordance with the provisions of the Companies Act, 1995 which requires adherence to International Financial Reporting Standards and their interpretation by the International Accounting Standards Board.

The Companies Act specifies that in the event that any one of its provisions is in conflict or not compatible with International Financial Reporting Standards, or its application is incompatible with the obligation for the financial statements to give a true and fair view, that provision shall be departed from in order to give a true and fair view.

Basis of Consolidation

The consolidated profit and loss account and balance sheet include the accounts of the parent company and all its operating subsidiaries made up to the end of the financial year. The results of subsidiaries acquired or disposed of during the year are included in the consolidated profit and loss account from the date of their acquisition up to the date of their disposal. Inter-group sales and profits are eliminated fully on consolidation.

Basis of Preparation

The financial statements are presented in Euro. They are prepared on the historical cost basis. The following accounting policies have been used consistently in dealing with items which are considered material in relation to the financial statements.

Foreign Currencies

Transactions denominated in foreign currencies are translated at the rates of exchange ruling on the dates of the transactions. Monetary assets and liabilities expressed in foreign currencies are translated at the rates of exchange prevailing at balance sheet date. Translation differences are dealt with through the profit and loss account.

Research and Development

Expenditure on research activities is expensed when incurred.

Expenditure on development activities is capitalised within Intangible Assets to the extent that the product or process is technically and commercially feasible, and the company has sufficient resources to complete development. The capitalised expenditure comprises the cost of materials, direct labour and overheads. Other development expenditure is recognised in the Profit and Loss Account as an expense when incurred.

TAKECAREOFIT HOLDINGS LIMITED
NOTES TO THE ACCOUNTS
FOR THE PERIOD 7 SEPTEMBER 2004 TO 31 DECEMBER 2005
1.	Accounting Policies (Contd.)

Intangible Assets

Intangible assets are stated at cost net of accumulated amortisation and impairment losses. Amortisation is charged to the profit and loss account on a straight-line basis over the estimated useful life of the intangible asset with effect from the date that they are brought into use. The principal annual amortisation rate applied for this purpose is:

I.T. Development Costs	33.33%
Tangible Assets

Tangible assets are stated at cost less accumulated depreciation and impairment losses. Depreciation is calculated to write down the cost of all tangible assets over their expected useful economic lives on the straight-line method with effect from the date that they are brought into use. The principal annual rates used for this purpose, are:-

Office Furniture and Equipment	20.00%
EDP Equipment and Software	33.33%
Financial Assets

Investments in subsidiaries are shown in the balance sheet of the Company at cost less impairment losses.

Income from such investments is accounted for when received. The profit or loss on disposal of the investments is charged or credited to the profit and loss account.

Loans Receivable

Loans advanced by the company to its subsidiaries for which settlement is neither planned nor likely to occur in the foreseeable future, are treated as an extension to the Company’s net investment in those subsidiaries and included as part of the carrying amount of investments in subsidiaries, within Financial Assets.

Loans receivable are subject to review for impairment.

Loans with No Fixed Maturity Date

Loans receivable which do not have a fixed maturity date, but which are repayable after more than twelve months from balance sheet date, are measured at the fair value of the consideration given less impairment losses, and are included within non-current assets.

Loans payable which do not have a fixed maturity date, but which are repayable after more than twelve months from balance sheet date, are measured at the fair value of the consideration received and are included within non-current liabilities.

Loans receivable and payable with no fixed maturity date are included within current assets and current liabilities respectively.

Cash and Cash Equivalents

Cash and cash equivalents comprise cash and bank balances.

TAKECAREOFIT HOLDINGS LIMITED
NOTES TO THE ACCOUNTS
FOR THE PERIOD 7 SEPTEMBER 2004 TO 31 DECEMBER 2005
1.	Accounting Policies (Contd.)

Impairment

The carrying amounts of the Company’s assets, other than deferred tax assets, are reviewed at each balance sheet date to determine whether there is any indication of impairment. If any such indication exists, the assets’ recoverable amount is estimated at each balance sheet date. An impairment loss is recognised whenever the carrying amount of an asset or its cash-generating unit is greater than the recoverable amount. An impairment loss is reversed if there has been a change in the estimates used to determine the recoverable amount of the asset. An impairment loss is reversed only to the extent that the asset’s carrying amount does not exceed the carrying amount that would have been determined if no impairment loss had been recognised.

Trade and Other Payables

Trade and other payables are stated at cost.

Revenue

Revenue is recognised in the profit and loss account as it accrues unless collectibility is in doubt.

Expenses

Employee Benefits

The Company contributes towards the State pension in accordance with local legislation. Related costs are recognised as an expense in the income statement as incurred except to the extent that they are capitalised in respect of the internal development of intangible assets.

Net Financing Costs

Net financing costs comprise interest payable on borrowings calculated on the effective interest rate method, interest receivable on funds invested and dividend income that are recognised in the income statement.

Interest income is recognised in the income statement as it accrues, using the effective interest rate method. Dividend income is recognised in the income statement on the date of the Company’s right to receive payment is established.

Deferred Taxation

Provision for deferred taxation is made in respect of the amount by which payment, recovery or relief of tax is deferred to future accounting periods by virtue of the operation of temporary differences arising from the different accounting and taxation treatments of certain assets and liabilities.

Deferred taxation is provided for, where material, using the comprehensive tax allocation system and the liability method. A deferred tax assets is recognised only to the extent that it is probable that future taxable profits will be available against which the asset can be utilised, and/or sufficient taxable temporary differences are available. Deferred tax assets are reduced to the extent that it is no longer probable that the related tax benefit will be realised.

2.	Revenue

The Company and the Group did not generate any revenue during the accounting period.

TAKECAREOFIT HOLDINGS LIMITED
NOTES TO THE ACCOUNTS
FOR THE PERIOD 7 SEPTEMBER 2004 TO 31 DECEMBER 2005
3.	Loss for the Period

The loss for the period is stated after charging:-

	Group	Holding Co.
	USD	USD
Auditors’ Remuneration	5,535	3,459

4.	Employee Information

The average weekly number of persons employed by the group and the holding company during the period was 7. Staff costs for the period comprised:-

	Group	Holding Co.
	USD	USD
Wages and Salaries	24,727	—
Social Security Costs	3,338	—
Other Benefits	2,160	—

	30,225	—

These costs have been capitalised within Intangible Assets as part of I.T. Development costs.
5.	Net Financing Costs

	Group	Holding Co.
	USD	USD
Interest Income	(62)	(62)

Financial Income	(62)	(62)

Loan Interest	23,777	23,777

Financial Expenses	23,777	23,777

Net Financing Costs	23,715	23,715

6.	Taxation

No charge for current taxation has been made in these accounts on the basis of the tax losses available to the company and the group. These losses give rise to a deferred tax asset which, however, has not been recognised in these accounts because the probability that future taxable profits will be available for set-off against the deferred tax asset is not assured.

TAKECAREOFIT HOLDINGS LIMITED
NOTES TO THE ACCOUNTS
FOR THE PERIOD 7 SEPTEMBER 2004 TO 31 DECEMBER 2005
7.	Intangible Assets
(a)

	Group	Holding Co.
	USD	USD
Cost:
I.T. Development Costs	492,286	325,121

At 31 December 2005	492,286	325,121

(b)	No amortisation has been provided on the said asset as it was not yet in use at balance sheet date.

(c)	While the directors have not entered into any formal capital commitments at this stage, they believe that they will require approximately USD 2 million in additional funding to complete the software development requirements.
8.	Tangible Assets
(a)

	Group	Holding Co.
	USD	USD
Cost:
Office Furniture and Equip	37,271	—
EDP Equipment and Software	206,720	148,025

At 31 December 2005	243,991	148,025

(b)	No depreciation has been provided on the assets as these were not yet in use at balance sheet date.
9.	Financial Assets
(a)

	Group	Holding Co.
	USD	USD
Investments in Subsidiaries
Equity Investments	—	11,910

Loans Receivable from Subsidiaries
Without Fixed Maturity (Note b)	—	58,701

Total Financial Assets	—	70,611

(b)	These balances are unsecured, interest free and have no fixed date for repayment.

TAKECAREOFIT HOLDINGS LIMITED
NOTES TO THE ACCOUNTS
FOR THE PERIOD 7 SEPTEMBER 2004 TO 31 DECEMBER 2005
10.	Non-Trade Receivables

	Group	Holding Co.
	USD	USD
Indirect Taxes	22,596	—

11.	Called Up Issued Share Capital

	Group	Holding Co.
	USD	USD
Authorised
50,000 Ordinary Shares of Euro 1 each	59,400	59,400

Issued and Fully Paid Up
10,000 Ordinary Shares of Euro 1 each	11,880	11,880

12.	Interest Bearing Loan
(a)

	Group	Holding Co.
	USD	USD
Non-Current Liabilities
Loan from Third Party Company (Note b)	1,101,131	599,214
Exchange Translation Provision	(27,387)	(14,903)

	1,073,744	584,311

(b)	This balance is unsecured, bears interest at 6% per annum and has no fixed date for repayment.
13.	Other Loan
(a)

	Group	Holding Co.
	USD	USD
Non-Current Liabilities
Loan from Third Party (Note b)	11,758	11,758

(b)	This balance is unsecured, interest free and has no fixed date for repayment.

TAKECAREOFIT HOLDINGS LIMITED
NOTES TO THE ACCOUNTS
FOR THE PERIOD 7 SEPTEMBER 2004 TO 31 DECEMBER 2005
14.	Trade and Other Payables

	Group	Holding Co.
	USD	USD
Trade Creditors	121,020	406
Accruals	33,071	3,460

	154,091	3,866

15.	Investment in Group Companies

The following information relates to those subsidiaries, which, in the opinion of the Directors, principally affected the results or assets of the group.

Significant Subsidiaries	Incorporated in	Nature of Business	% Holding
TAKECAREOFIT Limited	Malta	I.T. Support Services	100%
TAKECAREOFIT (US) Inc.	U.S.A.	Database Management	100%
TAKECAREOFIT (NZ) Limited	New Zealand	I.T. Support Services	100%
16.	Related Party Transactions

During the period, the holding company advanced loans to its subsidiaries amounting to USD 787,900. These loans are unsecured, interest free and have no fixed date for repayment.
17.	Operating Commitments

At balance sheet date there were operating commitments as follows:

	Group	Holding Co.
	USD	USD
Operating Leases — Monthly Commitment	10,252	4,550

18.	Post Balance Sheet Event

On 20 January 2006, the company’s shareholder, namely TAKECAREOFIT Limited, Gibraltar, sold its shareholding to Tribeworks, Inc., a company incorporated under the laws of the State of Delaware, United States of America.

TAKECAREOFIT HOLDINGS LIMITED
NOTES TO THE ACCOUNTS
FOR THE PERIOD 7 SEPTEMBER 2004 TO 31 DECEMBER 2005
19.	Financial Instruments

Financial assets comprise cash at bank and non-trade receivables. Financial liabilities include creditors and other borrowings, where applicable. At Balance Sheet date the company had no unrecognised financial instruments.

Risk Management Policies
a)	Cash is placed with reputable banks.

b)	Liquidity risk is limited as the company has sufficient funding resources and also has the ability to raise finance to meet its obligations as and when these arise.

c)	Interest rate risk is limited since interest rates are stable.
Fair Values The fair values of financial assets and liabilities were not materially different from their carrying amounts.

20.	Ultimate Holding Company

The Company is a wholly owned subsidiary TAKECAREOFIT Limited whose registered office is situated at 12/13, Block 5, Watergardens, Gibraltar. On 20 January 2006, TAKECAREOFIT Limited, Gibraltar, transferred its equity interest to Tribeworks, Inc. a company incorporated under the laws of the State of Delaware, United States of America.

21.	Presentation and Functional Currencies

The holding company’s functional currency is Maltese Liri (MTL), however, the financial statements are presented in terms of Euros, as required by Art. 187 of the Companies Act, 1995, which stipulates that a company must draw up its annual accounts in the same currency as that of its share capital.

22.	General

The holding company was incorporated on 7 September 2004.

Exhibit “D”
Material Contracts
1)	Material Contracts with Affiliates
Other than as set out in the body or the Agreement and in the normal course of business on normal trading terms, there are no other material contracts, agreements, or arrangements between the Company and any predecessor and any person who was at the time of such contract, agreement, or arrangement an officer, director, or person owning of record, or known by the Company to own beneficially, five percent (5%) or more of the issued and allotted share capital of the Company and which is to be performed in whole or in part after the date the Agreement.
2)	Other Material Contracts
Other material contract entered into by the Company or its subsidiaries are:
a)	TakeCareofIT Limited, a wholly owned subsidiary based in Malta has a six (6) year office lease covering approximately 471 square meters located at Level 4, No. 9, Empire Street, Gzira GZR04, Malta expiring on August 14, 2010 at a base annual rent of Lm16,000 (approx US$45,000) with annual rent increases as set out in the lease.
b)	TakeCareofIT (NZ) Limited, a wholly owned subsidiary based in New Zealand has a four (4) year office lease of the second floor of 139-141 Featherston Street in Wellington, New Zealand, expiring on July 31, 2009. The office comprises approximately 300 sq meters with a base annual rental of NZ$55,500 per annum (approx US$39,000) plus a 12.5% Goods and Services Tax (“GST”) which is claimable against GST revenue tax or refundable.

Exhibit “E”
UNANIMOUS CONSENT
OF
THE BOARD OF DIRECTORS
OF
TRIBEWORKS, INC.
December 5, 2005
     The undersigned, being all of the members of the board of directors of Tribeworks, Inc., a Delaware corporation (the “Company”), acting pursuant to Section 141(f) of the Delaware General Corporation Law, hereby consent to and adopt the following resolutions, with such resolutions to have the same force and effect as if the resolutions had been adopted at a meeting duly noticed and called, at which a quorum of the board of directors was present and voting, and otherwise duly held for the purpose of acting upon proposals to adopt such resolutions:
APPOINTMENT OF NEW DIRECTOR
     WHEREAS, the Company’s board of directors (the “Board”) deems it to be in the best interests of the Company to expand the size of the Board to five (5) members; and
     WHEREAS, Article III of the Company’s Bylaws and Section 141(b) of the Delaware General Corporation Law grant the Board the authority to determine the size of the Board and to appoint members thereto;
     NOW, THEREFORE, BE IT RESOLVED, that the Board is hereby expanded to be comprised of five (5) members.
     RESOLVED FURTHER, that Mr. B.S.P. Marra is hereby appointed as a director of the Company, to serve until the next annual general meeting of the Company’s shareholders or until the election and qualification of his successor.
FURTHER ACTS
     RESOLVED, that the officers of the Company, and each of them, be and they hereby are authorized, empowered and directed to take or cause to be taken all such further action and to sign, execute, acknowledge, certify, deliver, accept, record and file all such further instructions in the name and on behalf of the Company as they may deem necessary, desirable or advisable in order to carry out the intent of and to accomplish the purposes of the foregoing resolutions.
     This document may be executed in counterparts, each of which shall be an original, but all of which, taken together, shall constitute one and the same instrument.

1

     IN WITNESS WHEREOF, the undersigned, being all of the members of the Board of Directors of Tribeworks, Inc. have executed this unanimous written consent on the date set forth hereinabove.

/s/ Peter B. Jacobson PETER B. JACOBSON, Director
/s/ Robert Altinger ROBERT ALTINGER, Director
/s/ Robert Gardner ROBERT GARDNER, Director
/s/ W. Gordon Blankstein W. GORDON BLANKSTEIN, Director

2